UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/21/2010

Strategic Storage Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-146959

MD	32-0211624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694
(Address of principal executive offices, including zip code)

(877) 327-3485
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On December 22, 2010, Strategic Storage Trust, Inc. (the "Registrant") issued a press release regarding the acquisition described below in Item 8.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 8.01.    Other Events

Acquisition of Las Vegas IV Property

        As reported earlier, on October 15, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, entered into a purchase and sale agreement with an unaffiliated third party for the acquisition of a self storage facility located in Las Vegas, Nevada (the "Las Vegas IV property"). On December 21, 2010, the Registrant closed on the purchase of the Las Vegas IV property.

        The Registrant purchased the Las Vegas IV property for a purchase price of $6.875 million, plus closing costs and acquisition fees. The Registrant's advisor, Strategic Storage Advisor, LLC, earned a total of $171,875 in acquisition fees in connection with the acquisition of this property. The Registrant funded this acquisition using net proceeds from its initial public offering and debt proceeds from a loan previously obtained from New York Mortgage Trust, Inc. that is secured by a deed of trust on one of the properties in the Registrant's existing portfolio.

        The Las Vegas IV property is an approximately 540-unit self storage facility that sits on approximately 1.7 acres and contains approximately 81,600 rentable square feet and approximately 108,000 gross square feet. The Las Vegas IV property is located at 1120 South Las Vegas Boulevard, Las Vegas, Nevada. It was constructed in 1996.

        The Registrant's portfolio now includes 44 wholly-owned properties in 15 states and Canada.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
            99.1        Press Release Announcing the Acquisition of the Las Vegas IV Property

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.

Date: December 22, 2010	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release